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                                                                    Exhibit 99.a

[ONEOK GRAPHIC APPEARS HERE]                                   Financial News
    Post Office Box 871                                     Tulsa, OK 74102-0871
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For Immediate Release:  November 30, 2001

Contact:  Weldon Watson, 918-588-7158

ONEOK REPORTS ENRON EXPOSURE

         Tulsa--ONEOK, Inc., (NYSE:OKE) today announced that its net exposure to Enron based on New York Mercantile Exchange (NYMEX) futures prices at the close of business on Thursday, November 29, 2001, is less than $40 million pre-tax. This exposure is based on commodity transactions primarily for storage management and natural gas production hedges involving its energy marketing and trading and production segments.

         ONEOK continues to pursue ways to mitigate this exposure, however, should Enron fail to perform its obligations, ONEOK's current net delivered physical commodity exposure is estimated to be less than four million dollars. The financial exposure due primarily to storage management and natural gas production are approximately $36 million.

         If Enron performs its current obligations the total exposure would drop to less than two million dollars pre-tax after January 4, 2002. There are no amounts past due from Enron at the current time.

         Chris Skoog, president of ONEOK Energy Marketing and Trading, said, "We are taking all precautions to limit our exposure under the circumstances and we believe there will be opportunities resulting from this difficult situation. Our strategy of focusing on trading around physical assets puts us in a great position to take advantage of the emerging opportunities."

         ONEOK, Inc., is a diversified energy company involved in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent area of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, serving 1.4 million customers. ONEOK is a Fortune 500 company.

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Statements contained in this release that include company expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results of company earnings could differ materially from those projected in such forward-looking statements. Additional information about ONEOK is available on the ONEOK web site at www.oneok.com. Service area maps and logos are available under Media Kit.